Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of SmartStop Self Storage REIT, Inc. (formerly known as Strategic Storage Trust II, Inc.) of (1) our report dated March 31, 2017 with respect to the consolidated financial statements of Strategic Storage Trust II, Inc. for the year ended December 31, 2016, included in the 2018 Annual Report on Form 10-K of Strategic Storage Trust II, Inc. and (2) our report dated March 23, 2017 with respect to the consolidated financial statements of Strategic Storage Growth Trust, Inc. and Subsidiaries as of and for the year ended December 31, 2016, included in the 2017 Annual Report on Form 10-K of Strategic Storage Growth Trust, Inc. and incorporated by reference in the Current Report on Form 8-K/A of Strategic Storage Trust II, Inc. filed on April 11, 2019.

/s/ CohnReznick LLP

Los Angeles, California

December 30, 2019